NPC Holdings, Inc. 8-K

                 U. S. Securities and Exchange Commission
                        Washington, D. C. 20549

                             FORM 8-K

         CURRENT REPORT UNDER SECTION 13 OR 15(d) OF THE
                   SECURITIES EXCHANGE ACT OF 1934

          Date of Report (Date of earliest event reported)
                          August 8, 2000


                    Commission File No. 0-8536

                        NPC Holdings, Inc.
          (Name of Small Business Issuer in its Charter)

              NEVADA                        84-1034362
   (State or Other Jurisdiction of     (I.R.S. Employer I.D. No.)
    incorporation or organization)

                  4685 S. HIGHLAND DR, SUITE 202
                     SALT LAKE CITY, UT 84117
            (Address of Principal Executive Offices)

            Issuer's Telephone Number: (801)274-1011

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
(1)  Yes  X     No              (2)  Yes  X    No
         ----     ----                  ----      ----

Item 4. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Hein + Associates, LLP, Certified Public Accountants located in Denver, Colorado audited the financial statements of NPC Holdings, Inc. (formerly known as The New Paraho Corporation) for the years ended June 30, 1999 and 1998. Hein + Associates, LLP was dismissed by management on August 8, 2000, as a result of engaging another auditor for the Company, Pritchett, Siler & Hardy, PC on August 7, 2000.

The decision to change accountants was approved by the board of directors.

There were no disagreements between the Company and Hein + Associates, whether resolved or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing, scope or procedure which, if not resolved, would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

The Reports of Hein + Associates for the years 1999 and 1998 did not contain any adverse opinions or disclaimers of opinion, but noted as to uncertainty, audit scope or accounting principles as follows:

Note 2 to the audited financial statements of NPC Holdings, Inc. for the years ended June 30, 1999 and 1998, addressed "Going Concern" uncertainties, which stated, in part, "...Ultimately, the Company's ability to continue as a going concern is dependent on obtaining third party financing to construct a commercially feasible oil shale retort facility, and achieving profitable operations." Management does not disagree with this statement.

Management did not consult Pritchett, Siler & Hardy, PC regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered, nor concerning any matter that was the subject of any disagreement or event.


Exhibits           Description
--------           -----------
EX-16              Letter regarding change of certifying accountant


                             SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                           NPC Holdings, Inc.


Date: 8-8-00              By /S/ Kip Eardley
                           President